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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.   )

                      ------------------------------------

                              VICOM, INCORPORATED
                               (Name of Issuer)


                                 COMMON STOCK
                         (Title of Class of Securities)

                                  925808 10 7
                                 (CUSIP Number)
                      ------------------------------------


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CUSIP No.   NONE                        13G                         Page 2
===============================================================================
    1.       Name of Reporting Persons
             S.S. or I.R.S. Identification Nos. of Above Persons

                                        STEVEN M. BELL
- ------------------------------------------------------------------------------
-
    2.       Check the Appropriate Box if a Member of a Group           (a)[ ]
                                                                        (b)[ ]
- ------------------------------------------------------------------------------
-
    3.       SEC Use Only
- ------------------------------------------------------------------------------
-
    4.       Citizenship or Place of Organization

                                         U.S.
- ------------------------------------------------------------------------------
-
5. Sole Voting Power

                                    458,750
- ------------------------------------------------------------------------------
-
    6.       Shared Voting Power

                                        0
- ------------------------------------------------------------------------------
-
    7.       Sole Dispositive Power

                                        458,750
- ------------------------------------------------------------------------------
-
8. Shared Dispositive Power

                                        0
- ------------------------------------------------------------------------------
-
   9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                                       458,750
- ------------------------------------------------------------------------------
-
    10.      Check Box if the Aggregate Amount in Row (9) Excludes Certain
             Shares*

- -----------------------------------------------------------------------------
-   11.      Percent of Class Represented by Amount in Row 9

                                        21.7%
- ------------------------------------------------------------------------------
-
12. Type of Reporting Person*

                                        IN
===============================================================================

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CUSIP No.   NONE                        13G                        Page 3
===============================================================================

- ------------------------------------------------------------------------------
-
    Item 1 (a)     Name of Issuer:

                   VICOM, INC.
- ------------------------------------------------------------------------------
-
    Item 1 (b)     Address of Issuer's Principal Executive Offices:

                   9449 Science Center Drive, New Hope, MN  55428
- ------------------------------------------------------------------------------
-
    Item 2 (a)     Name of Person Filing:

                   Steven M. Bell
- ------------------------------------------------------------------------------
-
    Item 2 (b)     Address of Principal Business Office or, if Non, Residence

                   Same as 1 (b)
- ------------------------------------------------------------------------------
-
    Item 2 (c)     Citizenship:

                   U.S.
- ------------------------------------------------------------------------------
-
    Item 2 (d)     Title of Class of Securities:

                   VICOM Common Stock
- ------------------------------------------------------------------------------
-
    Item 2 (e)     CUSIP Number:

                   925808 10 7
- ------------------------------------------------------------------------------
-
    Item 3 If this statement is filed pursuant to rules 13d-1 (b), or 13d-2 (b), check whether the person filing is a:

                   N/A
- ------------------------------------------------------------------------------
-
    Item 4         Ownership (as of December 31, 19    )

(a) Amount Beneficially owned:  458,750
(b) Percent of Class:           21.7%
(c) Number of Shares as to which such person has:

(i) sole power to vote or to direct the vote  458,750
(ii) shared power to vote or to direct the vote   0
(iii) sole power to dispose or to direct
disposition of  458,750
(iv) sole power to dispose or to direct
disposition of     0

- ------------------------------------------------------------------------------
-
    Item 5       Ownership of Five Percent or Less of a Class

                 N/A
===============================================================================

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CUSIP No.   NONE                        13G                       Page 4
===============================================================================
- ------------------------------------------------------------------------------
-
    Item 6       Ownership of More Than Five Percent on Behalf of Another Person

                 N/A
- ------------------------------------------------------------------------------
-
    Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                 N/A
- ------------------------------------------------------------------------------
-
    Item 8.      Identification and Classification of Members of the Group

                 N/A
- ------------------------------------------------------------------------------
-
    Item 9.      Notice of Dissolution of Group

                 N/A
- ------------------------------------------------------------------------------
-
    Item 10.     Certification

                 N/A
- ------------------------------------------------------------------------------
-

                                   SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 1998

                                 VICOM, INCORPORATED


                                 By: /s/ STEVEN M. BELL
                                     ---------------------------------------
                                     Steven M. Bell
                                     Chief Financial Officer